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                                                                  EXHIBIT 99.1


                                  PRESS RELEASE

                    PINNACLE AIRLINES RELEASES AUGUST TRAFFIC


MEMPHIS TENN. (SEPTEMBER 6, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for August 2005 today.

For August, Pinnacle flew 526.7 million Available Seat Miles (ASMs), an increase of 33.3% over August 2004 levels. Revenue Passenger Miles (RPMs) expanded 36.2% to 385.8 million. Passenger Load Factor was 73.3%. Pinnacle transported 722,301 Customers during the month, 19.1% more than the same period last year.

During August, Pinnacle operated 38,902 block hours and completed 22,255 cycles, increases of 30.4% and 18.8% over August 2004 levels, respectively. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.


                                             AUGUST 2005 TRAFFIC
                                2005                  2004               CHANGE
         ASMs (000)            526,712              395,158               33.3%
         RPMs (000)            385,825              283,287               36.2%
         Load Factor            73.3%                71.7%               1.6 pts
         Passengers            722,301              606,513               19.1%

         Block Hours           38,902                29,843               30.4%
         Cycles                22,255                18,734               18.8%



                                          YEAR-TO-DATE TRAFFIC
                                2005                  2004               CHANGE
         ASMs (000)           3,828,342            2,578,908              48.4%
         RPMs (000)           2,705,239            1,811,239              49.4%
         Load Factor            70.7%                70.2%               0.5 pts
         Passengers           5,271,474            4,074,160              29.4%
         Block Hours           288,927              199,014               45.2%
         Cycles                165,642              127,236               30.2%


Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 139 Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,600 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

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This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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